Exhibit 21.1

                         Subsidiaries of the Registrant


GHS National, Inc., a Delaware corporation

Parkside Radiology, Inc., a California corporation

MDI Imaging, Inc., a California corporation

North County Mediscan Imaging, Inc., a California corporation

North County MRI, Inc., a California corporation